FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson President and Chief Financial Officer
Phone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES SECOND QUARTER AND YEAR TO DATE 2014 EARNINGS

LaPorte, Indiana, July 29, 2014 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq: LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), announced today that its net income totaled $1.2 million, or $0.22 per diluted share, for the three months ended June 30, 2014, an increase of 5.7% from $1.1 million, or $0.20 per diluted share, for the comparable period of 2013. Net income for the six months ended June 30, 2014 totaled $2.1 million, or $0.37 per diluted share, compared to net income of $2.2 million, or $0.38 per diluted share, for the six months ended June 30, 2013.

“We are pleased to see an increase in our operating results for the second quarter of 2014 over both the previous quarter and the prior year period,” said Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc. “At June 30, 2014, our gross loan balances increased by $13.9 million, or 4.7%, from December 31, 2013, primarily in our mortgage warehouse and residential mortgage divisions. While mortgage activity is still tempered by the continued lower refinance activity experienced nationwide when compared to the prior year, we did experience an increase in mortgage warehouse loan balances during the second quarter of 2014 compared to the first quarter of 2014 as purchase activity increased and we continue to add mortgage warehouse participants to our program. This will allow us to better manage outstanding warehouse balances as well as geographically diversify our participants. The increase in our residential mortgage loan balances was a result of an increase in the percentage of loans we are retaining in our portfolio as opposed to selling into the secondary market. We elect to only retain adjustable-rate or fixed-rate loans with a maximum term of 15 years.”

“Commercial loan growth remains challenging in this very competitive environment,” continued Brady. “We are encouraged, however, by the increase in commercial loan activity during the second quarter of 2014 when compared to the previous quarter, with origination activity primarily in five or more family, commercial real estate, and commercial and industrial loans. We remain focused on this critical loan segment and anticipate improved results from our efforts in the near future.”

“Our tangible book value per share rose to $12.82 at June 30, 2014 from $12.41 and $12.09 per share at March 31, 2014 and December 31, 2013, respectively. We remain well capitalized for regulatory purposes with Tier 1, Tier 1 Risk Based Capital, and Total Risk Based Capital at 13.0%, 18.0%, and 19.1%, respectively, at June 30, 2014,” Brady added. “We continue to consider opportunities to utilize our capital for the benefit of our shareholders, and our Board of Directors view our stock repurchase plans as the best option at this time. We implemented a second repurchase plan for 150,000 shares which was completed in June 2014. Under these two plans, we repurchased 460,809 shares at an average price per share of $10.82. During June 2014, at the completion of our second plan, the Board of Directors announced a third repurchase plan for up to 140,000 shares. Through July 28, 2014, we have repurchased 2,700 shares at $10.94 per share under this plan.”

Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2013

Net interest income increased $128,000, or 3.6%, to $3.7 million for the three months ended June 30, 2014 from $3.6 million for the prior year period. The increase in net interest income was primarily attributable to an $88,000, or 2.0%, increase in interest income as average balances on interest-earning assets increased by 7.5%, primarily in investment securities and loans, from the prior year period. Also, interest expense for the three months ended June 30,

LaPorte Bancorp, Inc. - Page 2

2014 decreased $40,000, or 4.71%, primarily due to a 14 basis point decrease in the average cost of interest-bearing liabilities during the second quarter of 2014 compared to the prior year period. Net interest margin decreased 12 basis points to 3.13% for the three months ended June 30, 2014 compared to 3.25% for the prior year period due to a 20 basis point decrease in the average yields earned on interest-earning assets, primarily related to lower average loan yields, which was partially offset by the decrease in the average cost of interest-bearing liabilities.

Interest income increased $88,000, or 2.0%, to $4.5 million for the three months ended June 30, 2014 compared to $4.4 million for the prior year period. During the second quarter of 2014, interest income on investment securities increased $103,000 compared to the prior year period primarily due to a 15.5% increase in the average outstanding balances, which was partially offset by a six basis point decrease in the average yield on these investments. Interest income on loans decreased $20,000 compared to the prior year period primarily due to a 30 basis point decrease in average yields earned on loans due to current lower market interest rates and fees earned on commercial, mortgage warehouse, and consumer loans during the second quarter of 2014. This decrease was partially offset by a 5.5% increase in the average balance of loans outstanding from the prior year period. The average balance of mortgage warehouse loans increased $10.1 million, or 10.1%, for the three months ended June 30, 2014 when compared to the prior year period due to an increase in purchase activity combined with an increase in the number of mortgage warehouse lenders during the current quarter. The average balance of commercial real estate loans for the three months ended June 30, 2014 increased $4.3 million, or 5.7%, due to new loan originations.

Interest expense decreased $40,000, or 4.7%, to $810,000 for the three months ended June 30, 2014 compared to $850,000 for the prior year period. Interest expense on deposit accounts decreased $87,000, or 15.9%, to $461,000 for the second quarter of 2014 primarily due to a 20 basis point decrease in the average cost of certificates of deposit and IRAs combined with a 6.9% decrease in the average outstanding balance of these types of deposits. Partially offsetting the decrease in interest expense was a $47,000 increase in interest expense on borrowings for the 2014 period primarily due to a $31.5 million increase in the average balance of Federal Home Loan Bank advances when compared to the prior year period. The increase in the average balances of these advances was partially offset by a 45 basis point decrease in the average cost of these borrowings as rates continue to remain low. In addition, the interest expense related to the subordinated debentures decreased $25,000 during the three months ended June 30, 2014 as the fixed-interest rate swap related to this debt matured during the first quarter of 2014, which caused the average cost of this debt to decrease by 194 basis points from the prior year period.

Noninterest income decreased $164,000, or 18.2%, to $737,000 for the three months ended June 30, 2014 from $901,000 for the prior year period. The primary reason for the decrease in noninterest income was due to a $147,000 decrease in net gains on sales of securities during the current quarter compared to the prior year period. During the three months ended June 30, 2014, losses on other assets included a $30,000 write-down to fair market value less costs to sell the property that previously housed our Rolling Prairie branch. Other income decreased $31,000 during the three months ended June 30, 2014 compared to the prior year period primarily due to lower wire transfer fee income related to mortgage warehouse lending as the number of loans funded decreased. These decreases were partially offset by a $32,000 increase in gain on mortgage banking activities as purchase activity increased during the second quarter of 2014 from the prior year period.

Noninterest expense for the three months ended June 30, 2014 increased $120,000, or 4.2%, to $3.0 million compared to $2.9 million for the prior year period. This increase in noninterest expense was primarily due to an increase of $58,000 in salaries and wages expense, including an increase in payroll expense of $48,000 related to annual merit pay increases and open positions in the second quarter of 2013 that were filled prior to the end of 2013. Commission expense increased by $13,000 from the prior year period due to the increased dollar volume of mortgage originations during the second quarter of 2014 as volume increased related to purchase activity while refinance activity decreased. In addition, total deferred loan origination costs decreased $20,000 during the 2014 period due a lower number of loan originations compared to the 2013 period. Advertising and printing costs also increased by $42,000 for the three months ended June 30, 2014 compared to the prior year period due to increased costs related to public relations, customer surveys, and the annual shareholder meeting. Collection and other real estate owned expenses increased $23,000 for the three months ended June 30, 2014 compared to the prior year period due to legal expenses associated with one large nonperforming loan combined with increased real estate taxes for other real estate owned properties.

LaPorte Bancorp, Inc. - Page 3

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Net interest income increased $44,000, or 0.6%, to $7.2 million for the six months ended June 30, 2014 from $7.1 million for the prior year period. The increase in net interest income was primarily attributable to a $119,000, or 6.9%, decrease in interest expense on interest-bearing liabilities, which was partially offset by a $75,000 decrease in interest income on interest-earning assets. Net interest margin decreased 17 basis points to 3.09% for the six months ended June 30, 2014 from 3.26% during the prior year period due to a 26 basis point decrease in the average yields earned on interest-earning assets, primarily loan and investment security yields, which was partially offset by a 15 basis point decrease in the average cost of interest-bearing liabilities from the prior year period.

Interest income decreased $75,000, or 0.8%, to $8.8 million for the six months ended June 30, 2014 compared to $8.9 million for the prior year period primarily due to a $347,000 decrease in interest income on loans as average loan yields decreased by 25 basis points from the prior year period from lower interest and fees earned on commercial, mortgage warehouse, and consumer loans due to current lower market interest rates. Interest and fee income related to mortgage warehouse loans decreased $335,000 for the six months ended June 30, 2014 from the prior year period due to a 53 basis point decrease in the average yields earned on these loans as margins tightened and the number of loans funded decreased due to lower refinance activity combined with higher turn times in 2014. Interest income on investment securities for the six months ended June 30, 2014 increased $251,000 from the prior year period as the average balances of investment securities increased $29.1 million, or 20.8%, as excess liquidity was utilized for purchases of investment securities during the latter part of 2013 and into early 2014 at lower interest rates.

Interest expense decreased $119,000, or 6.9%, to $1.6 million for the six months ended June 30, 2014 compared to $1.7 million for the prior year period primarily due to a $188,000 decrease in interest expense on deposit accounts partially offset by a $69,000 increase in interest expense on borrowings. Interest expense on certificates of deposit and IRAs decreased $170,000 as new and matured certificates of deposit and IRAs were priced at lower interest rates resulting in a 22 basis point decrease in the average cost of these deposits from the prior year period. In addition, the average balances on these deposits for the six months ended June 30, 2014 decreased $6.0 million from the prior year period. The increase of interest expense on borrowings for the six months ended June 30, 2014 was primarily due to a $26.8 million increase in the average balances of Federal Home Loan Bank Advances from the prior year period. Partially offsetting the increase in the average balances of these borrowings was a 53 basis point decrease in the average cost of these borrowings due to the lower interest rate environment. In addition, the fixed-rate swap related to the subordinated debentures matured during the first quarter of 2014 and decreased interest expense by $29,000 as the cost of these debentures decreased by 112 basis points for the six months ended June 30, 2014 when compared to the prior year period.

Noninterest income decreased $549,000, or 30.4%, to $1.3 million for the six months ended June 30, 2014 from $1.8 million for the prior year period primarily due to a $390,000 decrease on net gains on the sales of securities as a result of fewer security sales in the current period as compared to the prior year period. Net gains on mortgage banking activities decreased $189,000 as higher mortgage interest rates during 2014 reduced mortgage purchase and refinance activity resulting in fewer mortgage loans sold in the current period as compared to the prior year period. Other income decreased $35,000 primarily due to lower wire transfer fee income related to mortgage warehouse lending as the number of loans funded decreased from the prior year period. These decreases were reduced by a decrease in losses on other assets due to lower write-downs on other real estate owned during the six months ended June 30, 2014 which was partially offset by the $30,000 write-down on the Rolling Prairie branch facility recognized during the second quarter of 2014.

Noninterest expense for the six months ended June 30, 2014 totaled $6.1 million, an increase of $178,000, or 3.0%, from $5.9 million for the prior year period. The increase was primarily related to a $164,000 increase in salaries and employee benefits due to higher payroll costs as certain open positions in the prior year period were filled in the latter part of 2013. In addition, total deferred loan origination costs decreased $33,000 during the first six months of 2014 due a lower number of loan originations compared to the 2013 period. Advertising and printing costs also increased $24,000 during the first six months of 2014 due to increased public relations, customer surveys, marketing promotions, and printing costs.

LaPorte Bancorp, Inc. - Page 4

Asset Quality

Total nonperforming assets were $6.2 million at June 30, 2014 compared to $6.1 million at December 31, 2013. At June 30, 2014 and December 31, 2013, our nonperforming assets to total assets ratio was stable at 1.16% with a $455,000 increase in nonperforming loans offset by a $324,000 decrease in other real estate owned due to property sales and additional write-downs to fair market value totaling $92,000 during the first six months of 2014. Total nonperforming loans increased to $5.4 million at June 30, 2014 compared to $4.9 million at December 31, 2013 primarily due to an increase in nonperforming residential mortgage loans totaling $468,000, resulting in an increase of our nonperforming loans to total loans ratio to 1.72% at June 30, 2014 from 1.65% at December 31, 2013.

Subsequent to June 30, 2014, we received a $980,000 partial paydown on a $3.1 million nonperforming commercial real estate and commercial land relationship and anticipate a further decrease over the third quarter of 2014 as we continue to exit this relationship.

The allowance for loan losses totaled $3.8 million at June 30, 2014 and $3.9 million at December 31, 2013. The allowance for loan losses to nonperforming loans ratio decreased to 70.1% at June 30, 2014 compared to 79.6% at December 31, 2013 primarily due to the decrease in the allowance for loan losses combined with the increase in nonperforming loans. Net charge-offs for the three months ended June 30, 2014 totaled $107,000, of which $96,000 related to amounts previously reserved, compared to $86,000 for the prior year period. Net charge-offs for the six months ended June 30, 2014 totaled $144,000 compared to $177,000 for the prior year period. The Company did not record any provision for loan losses during the three and six months ended June 30, 2014, compared to the provision recorded during the three and six months ended June 30, 2013 of $103,000 and $106,000, respectively. The Company’s analysis for the allowance for loan losses for the second quarter of 2014 reflected continued improvement in several asset quality metrics and trends, including classified assets, charge-off ratios, delinquencies, and current economic conditions. The allowance for loan losses to total loans ratio decreased to 1.21% at June 30, 2014 from 1.31% at December 31, 2013 primarily due to the $13.9 million increase in total loans at June 30, 2014 from December 31, 2013.

Balance Sheet Highlights

Total assets at June 30, 2014 increased by $8.3 million, or 1.6%, to $535.2 million compared to $526.9 million at December 31, 2013. Investment securities available-for-sale decreased $4.5 million, or 2.8%, to $159.7 million at June 30, 2014 from $164.3 million at December 31, 2013 as the Company utilized proceeds from sales of investments and principal paydowns during 2014 to fund increased loan volume.

At June 30, 2014, gross loans totaled $311.1 million, a 4.7% increase from $297.2 million at December 31, 2013. The increase in gross loans was primarily due to a $16.7 million, or 14.5%, increase in mortgage warehouse balances to $132.2 million at June 30, 2014 from $115.4 million at December 31, 2013. During 2014, mortgage warehouse balances fluctuated as purchase and refinance activity significantly slowed in the beginning of the year with purchase activity increasing at the end of March 2014 and continuing through the second quarter of 2014. The higher mortgage warehouse balances were a result of new utilization as management diversified in 2014 and added new warehouse lenders in different geographic markets nationwide. During 2014, the commercial loan segment realized total loan originations of $7.1 million, including $3.2 million in five or more family, $1.6 million in commercial real estate, $1.2 million in commercial and industrial loans, and $1.0 million in commercial construction loans. The increase in total commercial loans has been more than offset by paydowns and payoffs resulting in a decrease in total commercial loans of $4.3 million, or 3.3%, since December 31, 2013.

Total deposits at June 30, 2014 increased $10.2 million, or 2.9%, to $356.9 million from $346.7 million at December 31, 2013 primarily due to increases of $10.0 million in money market and $2.5 million in savings accounts since December 31, 2013. Borrowings totaled $90.1 million at June 30, 2014, down 4.5% from $94.3 million at December 31, 2013 primarily due to a decrease in short-term overnight borrowings as the increase in deposit accounts was utilized to fund the increase in mortgage warehouse loan balances at the end of June 2014.

LaPorte Bancorp, Inc. - Page 5

Total shareholders’ equity increased $2.3 million, or 2.8%, to $82.5 million at June 30, 2014, compared to $80.2 million at December 31, 2013 primarily due to a $2.2 million increase in accumulated other comprehensive income as unrealized securities gains increased during 2014. In addition, shareholders’ equity also increased due to net income totaling $2.1 million for the six months ended June 30, 2014. These increases were partially offset by a $1.8 million decrease in shareholders’ equity as a result of the Company repurchasing 164,800 shares of its common stock in accordance with its previously announced repurchase plans. During June 2014, the Company completed the 150,000 share repurchase plan announced in January 2014. In addition, the Company announced in June 2014 a third repurchase plan for 140,000 shares. As of June 30, 2014, the Company had not repurchased any shares under this plan. Cash dividends paid totaling $467,000 during the six months ended June 30, 2014 also reduced the Company’s shareholders’ equity from December 31, 2013.

At June 30, 2014, the Bank was considered well capitalized and exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 13.0%, 18.0%, and 19.1%, respectively.

LaPorte Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates seven full service locations in the LaPorte and Porter County regions in Northwest Indiana and a mortgage loan production office in St. Joseph, Michigan. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.laportesavingsbank.com under Investor Relations. All information at and for the periods ended June 30, 2014 and 2013 has been derived from unaudited financial information.

LaPorte Bancorp, Inc. - Page 6

LAPORTE BANCORP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Income Statement Data
Loans, including fees	$3,521	$3,250	$3,541	$6,771	$7,118
Taxable securities	510	538	468	1,048	930
Tax exempt securities	414	414	353	828	695
FHLB stock	41	52	33	93	67
Other interest income	19	23	22	42	47
Total Interest and dividend income	4,505	4,277	4,417	8,782	8,857
Deposits	461	477	548	938	1,126
Federal Home Loan Bank advances	302	253	231	555	458
Subordinated debentures	45	65	70	110	139
Federal funds purchased and other short-term borrowings	2	—	1	2	1
Total interest expense	810	795	850	1,605	1,724
Net interest income	3,695	3,482	3,567	7,177	7,133
Provision for loan losses	—	—	103	—	106
Net interest income after provision for loan losses	3,695	3,482	3,464	7,177	7,027
Service charges on deposit accounts	107	104	109	211	208
ATM and debit card fees	114	100	113	214	211
Earnings on bank owned life insurance, net	109	104	103	213	196
Net gains on mortgage banking activities	235	119	203	354	543
Loan servicing fees, net	22	34	20	56	44
Net gains on securities	90	10	237	100	490
Losses on other assets	(48)	(36)	(23)	(84)	(114)
Other income	108	86	139	194	229
Total noninterest income	737	521	901	1,258	1,807
Salaries and employee benefits	1,710	1,773	1,652	3,483	3,319
Occupancy and equipment	422	483	433	905	889
Data processing	133	150	131	283	316
Advertising	96	73	54	169	145
Bank examination fees	117	43	120	160	201
Amortization of intangible assets	18	18	23	36	47
FDIC insurance	77	83	71	160	154
Collection and other real estate owned	74	53	51	127	116
Other expenses	334	429	326	763	721
Total noninterest expense	2,981	3,105	2,861	6,086	5,908
Income before income tax expense	1,451	898	1,504	2,349	2,926
Income tax expense	237	48	355	285	689
Net income	$1,214	$850	$1,149	$2,064	$2,237

Net income per share:
Basic	$0.23	$0.15	$0.20	$0.38	$0.39
Diluted	0.22	0.15	0.20	0.37	0.38

LaPorte Bancorp, Inc. - Page 7

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended June 30,
	2014			2013
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$283,957	$3,521	4.96%	$269,061	$3,541	5.26%
Taxable securities	117,273	510	1.74	104,191	468	1.80
Tax exempt securities (3)	52,678	414	3.14	42,925	353	3.29
Federal Home Loan Bank of Indianapolis stock	4,375	41	3.75	3,817	33	3.46
Fed funds sold and other interest-earning deposits	13,719	19	0.55	19,201	22	0.46
Total interest-earning assets	472,002	4,505	3.82	439,195	4,417	4.02
Noninterest-earning assets	44,210			41,335
Total assets	$516,212			$480,530

Liabilities and equity:
Savings deposits	$64,536	$9	0.06%	$58,658	$8	0.05%
Money market accounts	67,706	63	0.37	61,755	62	0.40
Interest-bearing checking	54,219	30	0.22	53,719	36	0.27
CDs and IRAs	106,352	359	1.35	114,239	442	1.55
Total interest bearing deposits	292,813	461	0.63	288,371	548	0.76
FHLB advances	77,784	302	1.55	46,240	231	2.00
Subordinated debentures	5,155	45	3.49	5,155	70	5.43
Other secured borrowings	1,395	2	0.57	520	1	0.77
Total borrowings	84,334	349	1.66	51,915	302	2.33
Total interest-bearing liabilities	377,147	810	0.86	340,286	850	1.00
Noninterest-bearing demand deposits	52,368			49,972
Other liabilities	5,001			5,555
Total liabilities	434,516			395,813
Equity	81,696			84,717
Total liabilities and equity	$516,212			$480,530

Net interest income		$3,695			$3,567
Net interest rate spread			2.96%			3.02%
Net interest-earning assets	$94,855			$98,909
Net interest margin			3.13%			3.25%
Average interest-earning assets to interest-bearing liabilities			125.15%			129.07%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

LaPorte Bancorp, Inc. - Page 8

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Six Months Ended June 30,
	2014			2013
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$271,578	$6,771	4.99%	$271,663	$7,118	5.24%
Taxable securities	117,019	1,048	1.79	98,816	930	1.88
Tax exempt securities (3)	52,381	828	3.16	41,440	695	3.35
Federal Home Loan Bank of Indianapolis stock	4,375	93	4.25	3,817	67	3.51
Fed funds sold and other interest-earning deposits	18,567	42	0.45	21,876	47	0.43
Total interest-earning assets	463,920	8,782	3.79	437,612	8,857	4.05
Noninterest-earning assets	43,857			40,356
Total assets	$507,777			$477,968

Liabilities and equity:
Savings deposits	$63,618	$18	0.06%	$58,007	$16	0.06%
Money market accounts	67,592	125	0.37	62,792	129	0.41
Interest-bearing checking	54,001	59	0.22	53,324	75	0.28
CDs and IRAs	108,444	736	1.36	114,470	906	1.58
Total interest bearing deposits	293,655	938	0.64	288,593	1,126	0.78
FHLB advances	70,163	555	1.58	43,383	458	2.11
Subordinated debentures	5,155	110	4.27	5,155	139	5.39
Other secured borrowings	920	2	0.43	278	1	0.72
Total borrowings	76,238	667	1.75	48,816	598	2.45
Total interest-bearing liabilities	369,893	1,605	0.87	337,409	1,724	1.02
Noninterest-bearing demand deposits	51,241			50,422
Other liabilities	5,257			5,656
Total liabilities	426,391			393,487
Equity	81,386			84,481
Total liabilities and equity	$507,777			$477,968

Net interest income		$7,177			$7,133
Net interest rate spread			2.92%			3.03%
Net interest-earning assets	$94,027			$100,203
Net interest margin			3.09%			3.26%
Average interest-earning assets to interest-bearing liabilities			125.42%			129.70%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

LaPorte Bancorp, Inc. - Page 9

LAPORTE BANCORP, INC.
Balance Sheet Data and Financial Ratios
(Unaudited)
(Dollars in thousands)

	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Balance Sheet Data
Total assets	$535,162	$525,606	$526,881	$499,639	$486,221
Cash and cash equivalents	14,690	8,500	18,219	7,344	11,758
Interest-earning time deposits in other financial institutions	7,126	7,129	6,642	7,631	7,631
Investment securities	159,728	173,918	164,272	167,709	152,739
Federal Home Loan Bank stock	4,375	4,375	4,375	3,817	3,817
Loans held for sale, at fair value	3,836	974	1,118	408	2,007
Loans, gross	311,086	296,593	297,190	277,836	274,153
Allowance for loan losses	3,761	3,868	3,905	4,227	4,237
Deposits	356,856	343,271	346,701	335,447	343,148
Federal Home Loan Bank of Indianapolis advances	84,992	82,490	86,777	69,990	50,023
Other borrowings	5,155	14,150	7,570	5,555	5,155
Shareholders’ equity	82,531	80,994	80,249	83,401	82,855

Performance Ratios
Book value per share	$14.32	$13.90	$13.56	$13.42	$13.35
Tangible book value per share	12.82	12.41	12.09	12.01	11.94
Return on average assets (QTD annualized)	0.94%	0.68%	0.73%	0.72%	0.96%
Return on average equity (QTD annualized)	5.94	4.19	4.41	4.20	5.42
Net interest margin (QTD annualized)	3.13	3.06	3.16	3.11	3.24
Efficiency ratio	67.26	77.58	74.72	71.27	64.02

Credit Quality
Total nonperforming assets	$6,226	$6,038	$6,096	$7,679	$7,706
Total nonperforming loans	5,363	5,189	4,908	6,062	6,276

Asset Quality Ratios
Nonperforming assets to total assets	1.16%	1.15%	1.16%	1.54%	1.58%
Nonperforming loans to total loans	1.72	1.75	1.65	2.18	2.29
Allowance for loan losses to nonperforming loans	70.13	74.54	79.56	69.73	67.52
Allowance for loan losses to total loans	1.21	1.30	1.31	1.52	1.55
Net charge-offs to average loans outstanding (QTD annualized)	0.15	0.06	0.18	0.17	0.13

LaPorte Bancorp, Inc. - Page 10

LAPORTE BANCORP, INC.
Nonperforming Assets
(Unaudited)
(Dollars in thousands)

	June 30, 2014	December 31, 2013
Nonaccrual loans:
Commercial:
Real estate	$806	$843
Land	2,738	2,748
Total commercial	3,544	3,591
Mortgage	1,512	1,044
Residential construction - land	43	—
Home equity	38	43
Consumer and other	2	3
Total nonaccruing troubled debt restructured loans	224	227
Total nonaccrual loans	5,363	4,908

Foreclosed assets:
Commercial:
Real estate	$522	$646
Land	187	205
Total commercial	709	851
Mortgage	109	281
Residential construction - land	46	56
Total foreclosed assets	864	1,188
Total nonperforming assets	$6,227	$6,096

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.